Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated 6 March 2026, relating to the financial statements of GSK plc, and the effectiveness of GSK plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of GSK plc for the year ended 31 December 2025.

/s/ Deloitte LLP

London, United Kingdom

13 October 2026